AGREEMENT AND PLAN OF REORGANIZATION

dated as of January 26, 2007

by and between

UNITED BANKSHARES, INC.

and

PREMIER COMMUNITY BANKSHARES, INC.

i

Table of Contents

(continued)

ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 26, 2007, (this “Agreement”), by and between PREMIER COMMUNITY BANKSHARES, INC. (“Premier”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

A. Premier. Premier is a Virginia corporation, having its principal place of business in Winchester, Virginia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

D. Board Action. The respective Boards of Directors of each of United and Premier have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Premier or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Aggregate Consideration” means the sum of (x) the Total Cash Consideration and (y) the Total Stock Consideration.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

“Average Closing Price” has the meaning set forth in Section 9.01(f).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Cash Consideration” has the meaning set forth in Section 4.01(a)

“Cash Election” has the meaning set forth in Section 4.02(b).

“Cash Election Shares” has the meaning set forth in Section 4.02(b).

“Cash Proration Factor” has the meaning set forth in Section 4.02(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).

“Consultants” has the meaning set forth in Section 6.03(m).

“Corporation Commission” means the Virginia State Corporation Commission.

“Costs” has the meaning set forth in Section 7.11(a).

“Determination Date” has the meaning set forth in Section 9.01(f).

“Directors” has the meaning set forth in Section 6.03(m).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Dissenters’ Shares” has the meaning set forth in Section 4.08.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Election Deadline” has the meaning set forth in Section 4.02(c).

“Election Form” has the meaning set forth in Section 4.02(a).

“Election Modification Period” has the meaning set forth in Section 4.02(c).

“Employees” has the meaning set forth in Section 6.03(m).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Sections 4.02(c).

“Exchange Fund” has the meaning set forth in Section 4.05(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Fee” has the meaning set forth in Section 9.03(a).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 6.03(m)(i).

“Indemnified Party” has the meaning set forth in Section 7.11(a).

“Index Ratio” has the meaning set forth in Section 9.01(f).

“Insurance Amount” has the meaning set forth in Section 7.11(b).

“Letter Agreement” has the meaning set forth in Section 7.05(d).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Marathon Bank” means The Marathon Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of Premier.

“Material Adverse Effect” means, with respect to United or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Premier and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Premier to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (e) actions and omissions of United or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (f) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Maximum Stock Conversion Number” has the meaning set forth in Section 4.02(d).

“Merger” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” means George Mason Bankshares, Inc., a Virginia corporation, and/or one or more other corporations or limited liability companies to be organized under the laws of the Commonwealth of Virginia by United prior to the Effective Time.

“Minimum Stock Conversion Number” has the meaning set forth in Section 4.02(d).

“Mixed Election” has the meaning set forth in Section 4.02(b).

“NASDAQ” means (i) as to United, The NASDAQ Stock Market, Inc.’s Global Select Market and (ii) as to Premier, The NASDAQ Stock Market, Inc.’s Capital Market.

“New Certificate” has the meaning set forth in Section 4.05(a).

“Non-Election” has the meaning set forth in Section 4.02(b).

“Non-Election Proration Factor” has the meaning set forth in Section 4.02(e).

“Non-Election Shares” has the meaning set forth in Section 4.02(b).

“Old Certificate” has the meaning set forth in Section 4.05(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Premier” has the meaning set forth in the preamble to this Agreement.

“Premier Affiliate” has the meaning set forth in Section 7.07(a).

“Premier Bank” means Premier Bank, Inc., a commercial bank chartered under the laws of the State of West Virginia and a wholly-owned subsidiary of Premier.

“Premier Board” means the Board of Directors of Premier.

“Premier By-Laws” means the By-laws of Premier.

“Premier Certificate” means the Amended and Restated Articles of Incorporation of Premier.

“Premier Common Stock” means the common stock, par value $1.00 per share, of Premier.

“Premier Meeting” has the meaning set forth in Section 7.02.

“Premier Stock Options” has the meaning set forth in Section 4.07(a).

“Premier Stock Plans” has the meaning set forth in Section 4.07(a).

“Premier Preferred Stock” means Series A, 5% noncumulative, no par value preferred shares of stock of Premier.

“Premier’s SEC Documents” has the meaning set forth in Section 6.03(g).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in United’s or Premier’s SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authorities” has the meaning set forth in Section 6.03(i).

“Replacement Option” has the meaning set forth in Section 4.07(a).

“Representative” has the meaning set forth in Section 4.02(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Rockingham Heritage Bank” means Rockingham Heritage Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of Premier.

“SEC” means the Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of West Virginia.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shortfall Number” has the meaning set forth in Section 4.02(e).

“Stock Consideration” has the meaning set forth in Section 4.01(a).

“Stock Election” has the meaning set forth in Section 4.02(b).

“Stock Election Number” has the meaning set forth in Section 4.02(b).

“Stock Election Shares” has the meaning set forth in Section 4.02(b).

“Stock Proration Factor” has the meaning set forth in Section 4.02(e).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01(b).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Total Cash Consideration” means the product obtained by multiplying (x) the Cash Consideration by (y) the Cash Election Shares.

“Total Stock Consideration” means the product obtained by multiplying (x) the Exchange Ratio by (y) the Stock Election Number.

“Treasury Stock” shall mean shares of Premier Common Stock held by Premier or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“United” has the meaning set forth in the preamble to this Agreement.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(k)(i).

“United Consultants” has the meaning set forth in Section 6.04(k)(i).

“United Directors” has the meaning set forth in Section 6.04(k)(i).

“United Employees” has the meaning set forth in Section 6.04(k)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(k)(iii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(k)(iii).

“United Pension Plan” has the meaning set forth in Section 6.04(k)(ii).

“United Ratio” has the meaning set forth in Section 9.01(f).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g).

“VSCA” means the Virginia Stock Corporation Act.

ARTICLE II

The Merger

2.01 The Merger. (a) Prior to the Effective Time, United shall take any and all action necessary (i) duly to organize the Merger Sub for the purpose of consummating the Merger; (ii) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A and delivery thereof to Premier; and (iii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of United and such Merger Sub to consummate the transactions contemplated hereby.

(b) At the Effective Time, Premier shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Premier shall cease and Merger Sub shall survive and continue to exist as a Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). United may at any time prior to the Effective Time change the method of effecting the combination with Premier (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of United to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and United Common Stock included therein, (iii) adversely affect the tax treatment of Premier’s stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that United shall provide Premier prior written notice of such change and the reasons therefore.

(c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the office of the Corporation Commission articles of merger in accordance with Section 13.1-720 of the VSCA or such later date and time as may be set forth in such certificate of merger. The Merger shall have the effects prescribed in the VSCA.

(d) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time. (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of United, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b) Notwithstanding any other provision in this Agreement to the contrary, if United shall exercise its right to delay the Effective Date pursuant to this Section, and a record date for any dividend or other distribution in respect of the United Common Stock is taken during the period of such delay such that the Premier stockholders will not be entitled to participate in such dividend, each stockholder of Premier shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of United Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

ARTICLE III

The Bank Merger

3.01 The Bank Merger. (a) Immediately after the Effective Time, Marathon Bank, Rockingham Heritage Bank and Premier Bank, wholly-owned subsidiaries of Premier, shall merge with and into United Bank, a wholly-owned subsidiary of United (the “Bank Merger”), the separate existence of Marathon Bank, Rockingham Heritage Bank and Premier Bank shall cease and United Bank shall survive and continue to exist as a Virginia banking corporation. United may at any time prior to the Effective Time, change the method of effecting the combination with Marathon Bank, Rockingham Heritage Bank and Premier Bank (including without limitation the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and United Common Stock included therein, (ii) adversely affect the tax treatment of Premier’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that United shall provide Premier with prior written notice of such change and the reasons therefore.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the office in the Corporation Commission of articles of merger in accordance with Section 13.1-720 of the VSCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Corporation Commission under the VSCA. The Bank Merger shall have the effects prescribed in the VSCA.

3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Stock Consideration and Cash Consideration. Each holder of a share of Premier Common Stock (other than Premier or its subsidiaries or United and its subsidiaries and Dissenters’ Shares, except for shares held by them in a fiduciary capacity) shall receive in respect thereof, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) 0.93 shares (“Exchange Ratio”) of United Stock (the “Stock Consideration”) or (ii) $34.00 in cash without interest (the “Cash Consideration”) or a combination of the Stock Consideration and the Cash Consideration. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Treasury Shares. Each share of Premier Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

(d) Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

4.02 Election and Proration Procedures.

(a) An election form in such form as Premier and United shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Premier Common Stock as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Premier Common Stock. United shall make available Election Forms as may be reasonably requested by all persons who become holders of Premier Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Premier shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b) Each Election Form shall entitle the holder of shares of Premier Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Stock Consideration with respect to some of such holder’s shares and the Cash Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of Premier Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Premier Common Stock held by that Representative for a particular beneficial owner. Shares of Premier Common Stock as to which a Cash Election has been made (including pursuant to a

Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Premier Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Premier Common Stock as to which no election has been made are referred to as “Non-Election Shares.” For purposes of this Section, Dissenters’ Shares shall be deemed Cash Election Shares. The aggregate number of shares of Premier Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c) To be effective, a properly completed Election Form must be received by a bank or trust company designated by United and reasonably satisfactory to Premier (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the third business day immediately preceding the Premier Meeting (or such other time and date as Premier and United may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by United, indemnification regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Premier Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Premier stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Premier stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 15 days following the Election Deadline, then during the period commencing on the 16th day following the Election Deadline and ending on 5:00 p.m., New York City time, on the third business day prior to the Closing Date (the “Election Modification Period”), any Premier stockholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by United and Premier that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the shares of Premier Common Stock held by such stockholder shall be designated Non-Election Shares. United shall cause the Certificates representing Premier Common Stock described in (ii) or (iii) in the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, at least 50% and no more than 65% of the total number of shares of Premier Common Stock outstanding at the Effective Time (the “Minimum Stock Conversion Number” and the “Maximum Stock Conversion Number” respectively) shall be converted into the Stock Consideration and the remaining outstanding shares of Premier Common Stock (excluding shares of Premier Common Stock to be canceled as provided in Section 4.01(c)) shall be converted into the Cash Consideration.

(e) Within three business days after the Election Deadline, United shall cause the Exchange Agent to effect the allocation among holders of Premier Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the Stock Election Number exceeds the Maximum Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of United Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Maximum Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the Stock Proration Factor;

(ii) If the Stock Election Number is less than the Minimum Stock Conversion Number (the amount by which the Minimum Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of United Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of United Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

(C) The purchase of fractional shares pursuant to Section 4.04 of this Agreement shall be taken into account in calculating the number of Non-Election Shares and Cash Election Shares to convert into the right to receive Stock Consideration under this Section 4.02(e)(ii) to ensure that the Minimum Stock Conversion Number is at least 50%.

4.03 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Premier Common Stock shall cease to be, and shall have no rights as, stockholders of Premier, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Premier Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on United Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Premier or the Surviving Corporation of shares of Premier Common Stock.

4.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Premier Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of United Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

4.05 Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Premier Common Stock (“Old Certificates”), for exchange in accordance with this Article IV, (i) certificates representing shares of United Common Stock (“New Certificates”) and (ii) an amount of cash necessary to pay the cash portion of the Merger Consideration and any payments required by Section 2.02(b) (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates who has not previously submitted such Old Certificates with a properly completed Election Form a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Premier Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b)

of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article IV, if any, (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iv) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Premier Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Premier Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.05. After becoming so entitled in accordance with this Section 4.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Premier for twelve months after the Effective Time shall be paid to United. Any stockholders of Premier who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Premier Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.06 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefore shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted.

4.07 Options. (a) At the Effective Time, each outstanding option (each, a “Premier Stock Option”) to purchase shares of Premier Common Stock under any and all plans of Premier under which stock options have been granted and are outstanding (collectively, the “Premier Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Premier Stock Option (other than any requirement that an option be exercised within a specific time period after termination of employment or cessation of service as a non-employee director which requirement shall be waived or deleted from each option by amendment thereto), the number of shares of United Common Stock equal to (a) the number of shares of Premier Common Stock subject to the Premier Stock Option, multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of Premier Common Stock which were purchasable pursuant to such Premier Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Premier Stock Option which is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Premier shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the Premier Stock Plans to permit the replacement of the outstanding Premier Stock Options by United pursuant to this Section and to permit United to assume the Premier Stock Plans. Premier shall further take all action necessary to amend the Premier Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Premier Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that United shall have no obligation with respect to any awards under the Premier Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Premier Stock Plans.

(b) At all times after the Effective Time, United shall reserve for issuance such number of shares of United Common Stock as necessary so as to permit the exercise of options granted under the Premier Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. United shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and United shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

4.08 Dissenters’ Rights. If applicable, shares of Premier Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the VSCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.05 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.

ARTICLE V

Actions Pending the Effective Time

5.01 Forebearances of Premier. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United, Premier will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Premier and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Premier’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Premier Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Premier Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than regular quarterly cash dividends in an amount not to exceed $0.065 per share of Premier Common Stock on the record and payment dates consistent with past practice and dividends from wholly-owned Subsidiaries to Premier or another wholly-owned Subsidiary of Premier) on or in respect of, or declare or make any distribution on any shares of Premier Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Premier or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, except (i) Premier may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, and (ii) United and Premier will establish a retention bonus pool not to exceed $400,000 in the aggregate that will be dedicated to those employees of Premier with consultation of Premier management for the purpose of encouraging the continued employment of such persons through the conversion of Premier’s data processing systems to those of United Bank.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Premier or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Premier Certificate, Premier By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Premier’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Premier and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Commitments. Agree or commit to do any of the foregoing.

5.02 Forebearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Premier, United will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program.

(d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(e) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefore, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Premier Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

(f) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Premier.

(g) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Premier a schedule and Premier has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Premier’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02 Standard. No representation or warranty of Premier or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., James B. Hayhurst, Jr., Joe L. Wilson and Steven E. Wilson, and (ii) with respect to Premier, actual knowledge of Donald L. Unger, John K. Stephens, and John A. Willingham.

6.03 Representations and Warranties of Premier. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Premier hereby represents and warrants to United:

(a) Organization and Standing. Premier is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Premier is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Premier consists of (i) 20,000,000 shares of Premier Common Stock, of which as of January 26, 2007, 5,701,842 shares were outstanding, and (ii) 1,000,000 shares of Series A, 5% non-cumulative preferred stock, no par value, none of which are issued and outstanding or held in treasury as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Premier Stock Plans, Premier does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Premier Common Stock or any other equity securities of Premier or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Premier Common Stock or other equity securities of Premier or any of its Subsidiaries. As of January 26, 2007, Premier has 334,685 shares of Premier Common Stock which are issuable and reserved for issuance upon the exercise of Premier Stock Options. The outstanding shares of Premier Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. (i) Premier has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Premier owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Premier or its Subsidiaries are fully paid and nonassessable and are owned by Premier or its Subsidiaries free and clear of any Liens.

(ii) Premier has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of January 26, 2007.

(iii) Each of Premier’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Premier and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Premier has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of more than two-thirds of the outstanding shares of Premier Common Stock entitled to vote thereon (which is the only vote of Premier stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Premier and the Premier Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Premier, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

The Premier Board of Directors has received the written opinion of Davenport & Company LLC to the effect that as of the date hereof the consideration to be received by the holders of Premier Common Stock in the Merger is fair to the holders of Premier Common Stock from a financial point of view.

(f) Consents and Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Premier or any of its Subsidiaries in connection with the execution, delivery or performance by Premier of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B) the filing of a certificate of merger with the Corporation Commission pursuant to the VSCA and the issuance of a certificate of merger in connection therewith. As of the date hereof, Premier is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Premier or of any of its Subsidiaries or to which Premier or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Premier Certificate or the Premier By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events. (i) Premier’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2005, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Premier’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Premier contained in or incorporated by reference into any of Premier’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Premier and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Premier in any of Premier’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Premier and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.03(g)(ii) of Premier’s Disclosure Schedule lists, and upon request, Premier has delivered to United, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Premier or its Subsidiaries, since December 31, 2005. Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the financial statements of Premier and its Subsidiaries (including the related notes) included in Premier’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to Premier within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(iii) Premier has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2003. Section 6.03(g)(iii) of Premier’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, Premier has delivered to United copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning since December 31, 2003, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Premier referred to in clause A above, (C) all proxy statements relating to Premier’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to United pursuant to this Section 6.03(g), filed by Premier with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Premier from the Staff of the SEC since December 31, 2003 and all responses to such comment letters by or on behalf of Premier.

(iv) Premier maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Premier and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Premier maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2006, such internal control over financial reporting was effective in providing reasonable assurance to Premier’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with generally accepted accounting principles. To Premier’s knowledge, each director and executive officer of Premier has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2003. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2006, Premier and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2006, (A) Premier and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Premier.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Premier or any of its Subsidiaries and, to Premier’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. (i) Neither Premier nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither Premier nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Premier is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws. Each of Premier and its Subsidiaries:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Premier’s knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Premier or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Premier’s knowledge, do any grounds for any of the foregoing exist);

(iv) Since July 1, 2005, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy; and

(v) At the Effective Time, the assumption by United of Premier’s obligations under Paragraphs 7.12 and 7.14(b) would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults. Except for this Agreement, neither Premier nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Premier nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Premier that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Davenport & Company LLC.

(m) Employee Benefit Plans. (i) Premier has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Premier or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Neither Premier nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and Premier is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Premier, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Premier nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Premier or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Premier or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with Premier under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Premier, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Premier or any of its Subsidiaries is a party have been timely made or have been reflected on Premier’s financial statements. None of Premier, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Premier nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Premier or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Premier and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Premier has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Premier nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Premier or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n) Labor Matters. Neither Premier nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Premier or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Premier or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Premier’s knowledge, threatened, nor is Premier aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Premier has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any

“moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Premier (collectively, “Takeover Laws”), including, without limitation, Section 13.1-726 of the VSCA.

(p) Environmental Matters. To Premier’s knowledge, neither the conduct nor operation of Premier or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Premier’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Premier’s knowledge, neither Premier nor any of its Subsidiaries has received any notice from any person or entity that Premier or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Premier and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Premier or its Subsidiaries. Premier has made available to United true and correct copies of the United States Federal Income Tax Returns filed by Premier and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2005. Neither Premier nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Premier as of December 31, 2006. As of the date hereof, neither Premier nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r) Risk Management Instruments. Neither Premier nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Premier’s own account, or for the account of one or more of Premier’s Subsidiaries or their customers.

(s) Books and Records. The books and records of Premier and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Premier Previously Disclosed all of the insurance policies, binders, or bonds maintained by Premier or its Subsidiaries. Premier and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Premier reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Premier and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Disclosure. The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Premier:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. (i) As of the date hereof, the authorized capital stock of United consists solely of 100,000,000 shares of United Common Stock, of which as of December 31, 2006, 44,320,832 shares, including 3,261,931 shares held in treasury, were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock or other equity securities of United or any of its Subsidiaries. As of December 31, 2006, United has 1,732,200 shares of United Common Stock which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of United Common Stock to be issued in exchange for shares of Premier Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Shareholder approval of the transactions contemplated hereby is not required. Assuming due authorization, execution and delivery by Premier, this Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ regarding the United Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the issuance of the related certificate of merger; (E) the filing of articles of merger with the Secretary of State pursuant to the WVBCA and the issuance of the related certificate of merger (F) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (G) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events. (i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2003, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. Section 6.04(g)(i) of United’s Disclosure Schedule lists, and upon request, United has delivered to Premier, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2006. Ernst & Young, LLP, which has expressed its opinion with respect to the financial statements of United and its Subsidiaries (including the related notes) included in the United SEC Documents is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to United within the meaning of Regulation S-X, and (z) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(ii) Since December 31, 2006, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(iii) Since December 31, 2006, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to the best of United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. (i) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) United is not a financial holding company as defined by the Gramm-Leach-Bailey Act of 1999.

(j) Compliance with Laws. Each of United and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist); and

(iv) since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(k) Employee Benefit Plans. (i) United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).

(ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each United Compensation and Benefit Plan, if applicable, United has provided or made available to Premier, true and complete copies of existing: (A) United Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

(ix) Except for compensation paid to Richard M. Adams, neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Premier or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(l) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Sandler O’Neill & Partners, L.P.

(m) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.

(n) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(o) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of United or its Subsidiaries. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by United’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in United’s SEC Documents filed on or prior to the date hereof. As of the date hereof, neither United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(q) Insurance. United Previously Disclosed all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r) Funds Available. United has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.

(s) Disclosure. The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

(t) Representations and Warranties of United with Respect to Merger Sub. (i) Organization, Standing and Authority. The Merger Sub is or prior to the Effective Time will be duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.

(ii) Power. The Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority. This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of the Merger Sub and its respective subsidiaries or members. Upon execution and delivery of Annex A, this Agreement will be a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Premier and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02 Stockholder Approvals. Premier agrees to take, in accordance with applicable law and the Premier Certificate and Premier By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Premier’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Premier Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Premier Board will recommend that the Premier stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Premier Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Premier Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Premier Board under applicable law.

7.03 Registration Statement. (a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Premier constituting a part thereof (the “Proxy Statement”) and all related documents). Premier and United agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement; and provided that Premier and its Subsidiaries have cooperated as required above, United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within seventy-five (75) days from the date of this Agreement. Each of Premier and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Premier agrees to furnish to United all information concerning Premier, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Premier and United agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Premier Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Premier and United further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) United agrees to advise Premier, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04 Press Releases. Each of Premier and United agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05 Access; Information. (a) Each of Premier and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as, the same shall become available.

(d) The provisions of this Section 7.05 are in addition to, and not in lieu of, that certain letter agreement dated January 9, 2007, between the parties (the “Letter Agreement”), the terms of which are hereby specifically confirmed.

7.06 Acquisition Proposals. Premier agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Premier will inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Premier or any merger, change or control or other business combination involving Premier. Notwithstanding the foregoing, if, at any time the Premier Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Premier, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Premier to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Premier shall deliver to United a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Premier Meeting, deemed to be an “affiliate” of Premier (each, a “Premier Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Premier shall use its reasonable best efforts to cause each person who may be deemed to be a Premier Affiliate to execute and deliver to United on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

7.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.09 Certain Policies. Immediately prior to the Effective Date, Premier shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and United, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of United and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by United under this Agreement; provided, however, that Premier shall not be obligated to take any such action pursuant to this Section 7.09 unless and until United acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Premier that United’s representations and warranties, subject to Section 6.02, are true and correct as of such date and that United is otherwise material in compliance with this Agreement. Premier’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

7.10 Regulatory Applications. (a) United and Premier and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of United and Premier shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.11 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Premier and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Premier Certificate, the Premier By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Premier Certificate, the Premier By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director.

(b) For a period of six (6) years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Premier or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Premier) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Premier; provided, however, that in no event shall United be required to expend more than 200 percent of the current amount expended by Premier (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.11(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Premier or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.11(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.11.

(e) The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.12 Benefit Plans. (a) It is the intention of United that within a reasonable period of time following the Effective Time (i) it will provide employees of Premier with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of United, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) all Premier employees will receive credit for years of service with Premier and its predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under United’s benefit plans. United shall maintain Premier’s existing employee benefit plans until such time as United has provided similar plans to Premier’s employees as contemplated in the preceding sentence. Premier employees shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Premier and its predecessors prior to the Effective Date.

(b) United agrees that each Premier employee who is involuntarily terminated by United (other than for cause) within six (6) months of the Effective Date, shall receive a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Premier (with credit for partial years of service), with a maximum payment equal to twenty-six (26) weeks of base pay.

(c) Immediately prior to the Effective Date, Premier shall take such action as may be necessary to terminate its 401(k) plan. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan. In the event a favorable ruling is not issued, Premier agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with United’s 401(k) plan.

7.13 Notification of Certain Matters. Each of Premier and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.14 Directors and Officers. (a) United agrees to cause one (1) individual from Premier to be appointed as a director of United at the Effective Time. The individual shall be chosen by United.

(b) United agrees to cause three (3) individuals from Premier to be appointed to serve on the board of directors of United Bank at the effective time of the Bank Merger. The individuals chosen by Premier to serve as directors of United Bank shall be subject to the approval of the United Board. Any directors that are on Premier’s board of directors at the Effective Time and not chosen to serve as directors of United Bank shall serve on a newly created regional advisory board of directors encompassing the Winchester, Harrisonburg and Charlottesville, Virginia market.

(c) United agrees to appoint Mr. Unger as the President of a newly created region encompassing the Winchester, Harrisonburg and Charlottesville, Virginia markets and agrees to appoint Mr. Stephens as the Chairman of this newly created region.

(d) At and following the Effective Time, United shall honor, and United shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Premier existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of Premier which are Previously Disclosed. United acknowledges that the consummation of the Merger will constitute a “change-in-control” of Premier for purposes of any employee benefit plans, agreements and arrangements of Premier.

7.15 Current Public Information. United agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.07 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of United Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act. The provisions of this Section 7.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of Premier.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Premier to consummate the Merger is subject to the fulfillment or written waiver by United and Premier prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement and Plan of Reorganization shall have been duly approved by the requisite vote of the stockholders of Premier.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the United Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of United Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(f) Listing. To the extent required, the shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

8.02 Conditions to Obligation of Premier. The obligation of Premier to consummate the Merger is also subject to the fulfillment or written waiver by Premier prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Premier shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Premier shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Premier’s Counsel. Premier shall have received an opinion of Williams Mullen, counsel to Premier, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Premier who receive shares of United Common Stock in exchange for shares of Premier Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Premier, United, officers and employees of Premier or United, and others.

8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Premier set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this

Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to such effect.

(b) Performance of Obligations of Premier. Premier shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice McDavid Graff & Love LLP, special counsel to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Bowles Rice McDavid Graff & Love LLP may require and rely upon representations contained in letters from United, Premier, officers and employees of United or Premier, and others.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Premier, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by United or Premier (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by United or Premier, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by November 30, 2007, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) No Approval. By Premier or United, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any

Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Premier Meeting.

(e) Failure to Recommend, Etc. At any time prior to the Premier Meeting, by United if the Premier Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

(f) Decline in United Common Stock Price. By Premier, if the Premier Board so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “United Ratio”) shall be less than .80; and

(ii)(x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Premier elects to exercise its termination right pursuant to this Section, it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Premier Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Premier of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 9.01(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the ten (10) calendar days immediately prior to the Effective Time.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price,” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

(g) Superior Proposal. By Premier, if the Premier Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Premier Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Premier in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Premier’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by Premier pursuant to this Section 9.01(g) only after the fifth business day following United’s receipt of written notice from Premier advising United that Premier is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Premier that the Premier Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Premier pays the Fee specified in Section 9.03.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination.

9.03 Fees and Expenses. (a) In the event that: (i) this Agreement shall be terminated by either party pursuant to Section 9.01(d)(ii), and, at or prior to the time of the failure of Premier’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn; or (ii) this Agreement is terminated pursuant to Section 9.01(e), then, in any such event, Premier shall pay United promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of Eight Million Dollars (the “Fee”), which amount shall be payable in immediately available funds.

(b) In the event that Premier shall fail to pay the Fee when due, the Fee plus the costs and expenses actually incurred or accrued by United (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.11, 7.12, 7.14, 7.15 and this Article X which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, the Letter Agreement and this Article X which shall survive such termination).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Premier Meeting, this Agreement may not be amended if it would violate the VSCA or the WVBCA.

10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Premier and United.

10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Premier, to:

Premier Community Bankshares, Inc.

4095 Valley Pike

Winchester, Virginia 22602

Attn: Donald L. Unger

President and Chief Executive Officer

With a copy to:

Williams Mullen

Two James Center

1021 East Cary Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Facsimile: (804)783-6507

Attn: Wayne A. Whitham, Jr., Esq.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, WV 26101

Attn: Richard M. Adams,

Chairman of the Board and Chief Executive Officer

Steven Wilson

Chief Financial Officer

With a copy to:

Bowles Rice McDavid Graff & Love LLP

600 Quarrier Street (25301)

P. O. Box 1386

Charleston, West Virginia 25325-1386

Facsimile: (305) 343-3058

Attn: Sandra M. Murphy, Esq.

10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 7.11 and 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Premier, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By:	/s/ Donald L. Unger
Donald L. Unger
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

ANNEX A

FORM OF

SUPPLEMENT FOR MERGER SUB ACCESSION

TO MERGER AGREEMENT

This SUPPLEMENT FOR MERGER SUB ACCESSION TO MERGER AGREEMENT, dated as of the              day of             , 2007 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of             , 2007 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”) and Premier Community Bankshares, Inc., a Virginia corporation (“PCBI”).

WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of PCBI with and into                     , a                      corporation (the “Merger Sub”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

1. Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

2. Notice. Any notice required to be provided pursuant to Section 10.06 of the Agreement shall be given to the Merger Sub at the following address:

[Insert address and facsimile number]

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

[Insert name of Merger Sub ]

By:
Name:
Title:

PREMIER COMMUNITY BANKSHARES, INC.

By:
Name:
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

EXHIBIT A

FORM OF AFFILIATE LETTER

                    , 2007

United Bankshares, Inc.

514 Market Street

Parkersburg, WV 26101

Attention:	Steven Wilson,
Chief Financial Officer

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Premier Community Bankshares, Inc. a Virginia corporation (“PCBI”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of                     , 2007 (the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”), and PCBI, PCBI plans to merge with and into a wholly-owned subsidiary of United (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $             per share, of United (“United Stock”) in exchange for shares of common stock, par value $             per share, of PCBI (“PCBI Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock, to the extent I felt necessary, with my counsel or counsel for PCBI.

I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:

1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

3. I understand that stop transfer instructions will be given to United’s transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated                     , between the registered holder hereof and United Bankshares, Inc., a copy of which agreement is on file at the principal offices of United Bankshares, Inc.”

4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that this letter agreement shall apply to all shares of United Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,

By
Name:
Title:

Accepted this day of , 2007.

PREMIER COMMUNITY BANKSHARES, INC.

By
Name:
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By
Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer